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                                                               Exhibit (a)(1)(x)

   FORM OF COMMUNICATION TO ELIGIBLE AND PARTICIPATING KPMG CONSULTING, INC.
          OPTIONHOLDERS TO BE DELIVERED ON OR AROUND SEPTEMBER 3, 2002


To:           Eligible and Participating KPMG Consulting, Inc. Optionholders
From:         Joanne Myles, Director of Human Resources
Date:         September 3, 2002
Re:           Issuance of Replacement Stock Options

     Your replacement stock options have been granted under KPMG Consulting's stock option exchange program. If you participated in the program, please visit [http://www.msdw-spa.com] to review your replacement options. To access the site you will need your "Login I.D." (which is generally your social security number if you are a U.S. taxpayer, your social insurance number if you are a Canadian resident, and your Stock Plan I.D. if you are an Israeli, Egyptian, Thai or U.K. resident) as well as your six-digit "password," which is your personal identification number or "PIN". If you do not know your PIN, you can call Morgan Stanley's Participant Service Center at 1-888-316-4418 or 1-201-533-4004 to speak with a customer service agent. KPMG Consulting to confirm whether there are any additional special instructions to access the replacement option information. Please accept the replacement options by clicking on the "Grants Agreement" button and following the instructions.

     If you have questions about the Offer to Exchange or the Election Form, please contact Linda Chan at 212-872-4394 or send your question to US-optionexchange@kpmg.com.